Exhibit 5.1

Moomjian, Waite, Wactlar & Coleman, LLP
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753

February 2, 2009

Aeroflex Incorporated
35 South Service Road
P.O. Box 6022
Plainview, NY  11803

Ladies and Gentlemen:

We have acted as counsel for each of Aeroflex Incorporated, a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company and the Guarantors with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of $225,000,000 aggregate principal amount of the Company’s 11.75% Senior Notes due February 15, 2015 (the “Notes”), which Notes may be offered and sold from time to time by certain affiliates of the Company in market-making transactions.  The Notes were issued by the Company pursuant to an Indenture, dated August 7, 2008, among the Company, the Guarantors and The Bank of New York Mellon Corporation, as Trustee (the “Indenture”), and are unconditionally guaranteed, jointly and severally, by the Guarantors (the “Guarantees”).

In connection with this opinion, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction of each of the (i) Registration Statement, (ii) Notes, (iii) Guarantees and (ii) Indenture.  We have also examined originals, telecopies or copies certified or otherwise identified to our satisfaction, of such records of the Company and the Guarantors and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and the Guarantors and others, as we have deemed necessary as a basis for our opinion set forth below.

We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Indenture, and on certifications of public officials and of officers and other representatives of the Company and the Guarantors.

We have assumed the legal capacity of all natural persons executing the Indenture and such other agreements, certificates or documents, the genuineness of all signatures thereon, the authority of all persons signing the Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Company and the Guarantors, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and/or the Guarantors.

In rendering the opinions set forth below, we have also assumed that, with respect to parties other than the Company and the Guarantors: (i) each of the Indenture and the Guarantees has been duly authorized by the parties thereto; (ii) the Indenture has been duly executed and delivered by each party thereto; and (iii) the Indenture constitutes a legal, valid and binding agreement of the parties thereto, enforceable against such parties in accordance with its terms.

We have assumed further that the execution, delivery and performance by the Guarantors of the Indenture and the Guarantees do not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

1.           The Notes constitute valid and binding obligations of the Company.

2.           The Guarantees constitute valid and binding obligations of each of the Guarantors, enforceable against such Guarantors in accordance with their terms.

Our opinions set forth above may be limited by:  (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion with the SEC as an Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Moomjian, Waite, Wactlar & Coleman, LLP

Moomjian, Waite, Wactlar & Coleman, LLP

SCHEDULE I

Name of Additional Registrant	State or Other Jurisdiction of Incorporation or Organization
Aeroflex Colorado Springs, Inc.	Delaware
Aeroflex High Speed Test Solutions, Inc.	Ohio
Aeroflex/Inmet, Inc.	Michigan
Aeroflex/KDI, Inc.	Michigan
Aeroflex/Metelics, Inc.	California
Aeroflex Microelectronic Solutions, Inc.	Michigan
Aeroflex Plainview, Inc.	Delaware
Aeroflex/Weinschel, Inc.	Michigan
Aeroflex Wichita, Inc.	Delaware
Aeroflex Bloomingdale, Inc.	New York
Aeroflex International Inc.	Delaware
Aeroflex Properties Corp.	New York
AIF Corp.	Delaware
Comar Products Inc.	New Jersey
IFR Finance, Inc.	Kansas
IFR Systems, Inc.	Delaware
MCE Asia, Inc.	Michigan
Micro-Metrics, Inc.	New Hampshire